BURGERFI INTERNATIONAL, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of June 6, 2023, by and between BurgerFi International, Inc., a Delaware corporation (“Company”), and Stefan K. Schnopp, a Florida resident (“Employee”).

WITNESSETH:

WHEREAS, on January 3, 2022, Company and Employee entered into that certain Employment Agreement (the “Employment Agreement”) whereby Company engaged Employee as its Chief Legal Officer, and Employee agreed to render Employee’s duties to Company.
WHEREAS, Company and Employee wish to amend the Employment Agreement with respect to certain compensation matters set forth in Section 6 below.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Recitals and Exhibits. The foregoing recitals and any exhibits referred to herein and attached hereto are true and correct and are incorporated herein by this reference.

2.Engagement. In exchange for the compensation set forth in Section 5 below and subject to the other terms and conditions hereinafter set forth, Company hereby engages Employee as Chief Legal Officer and Corporate Secretary, on an exclusive basis, to render Employee’s duties set forth in Section 3 hereof as an at-will Employee of Company and Employee hereby accepts such engagement.

3.Employee Duties. Subject to the terms and conditions herein, Employee shall serve as Company’s exclusive employee, working under the direction of the Chief Executive Officer and Executive Chairman of Company.

3.1Employee shall perform the duties consistent with Employee’s title and position and such other duties commensurate with such position and title as shall be specified or designated by Company from time to time. The principal place of performance by Employee of Employee’s duties hereunder shall be Broward County, or Miami-Dade County Florida, although Employee may be required to reasonably travel outside of such area in connection with the performance of Employee’s duties, including to Palm Beach County, Florida.

3.2Employee agrees to comply with all applicable laws and governmental rules, orders and regulations, and to conduct its business and activities so as to maintain and increase the goodwill and reputation of Company.

3.3Employee acknowledges Company’s interest in maintaining and promoting Company’s reputation for quality and service. From time to time, Company may establish reasonable policies, procedures and requirements that will be applicable and disseminated to its

Employees. Employee hereby agrees to strictly comply with all such policies, procedures and requirements.

1.1Subject to the proviso below, Employee shall devote his entire business time, energy and skill to Employee’s services under this Agreement.

1.2Employee will use his best efforts to promote and serve the interests of Company and perform Employee’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner.

1.3Employee will not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Employee’s obligations and duties to Company; provided, however, that the foregoing shall not prevent Employee from managing Employee’s personal affairs and passive personal investments, including participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict with Company, as reasonably determined by Company.

4.At Will Employment. Employee’s employment hereunder commenced on January 3, 2022 (the “Commencement Date”) and shall continue thereafter, unless terminated as provided by Section 6 below. Employment with Company is “at-will.” This means that either Employee or Company may terminate the employment relationship, for any reason, at any time, subject to Section 6 below.

5.Compensation. As compensation in full for the performance of Employee’s duties hereunder, Employee shall receive the following:

5.1Salary. An annual salary of $300,000 (the “Base Salary”), subject to applicable withholdings and deductions and paid in 24 or 26 installments, every other week or twice each month, as other employees of Company are paid, subject to review at the end of each fiscal year by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer and Executive Chairman. Employee acknowledges and agrees that Employee may be paid by a parent company or other affiliate of Company (“Paymaster”). Notwithstanding payment by Paymaster or reimbursement by an affiliate, Employee acknowledges and agrees that his sole contractual arrangement is with Company, Employee is not an employee of Paymaster or any affiliate, and Employee shall not have any claims against Paymaster or any affiliate relating to or arising out of Employee’s engagement by Company.

5.2Bonus.

(i)Employee shall be provided a signing bonus of 10,000 shares of Company common stock through a restricted stock unit grant (the “Signing Bonus Restricted Stock Unit Grant”), effective January 3, 2022 (the “Grant Date”), through Company’s 2020 Omnibus Equity Incentive Plan (the “Plan”). Such Signing Bonus Restricted Stock Unit Grant shall vest in two equal installments (i.e., 5,000 each) at the yearly anniversary of the Grant Date for each of the first two years of employment with Company, so long as Employee is still an employee in good standing at the time of each such anniversary, subject to the terms and conditions of the Restricted Stock Unit Award Agreement annexed hereto as Exhibit B.

(ii)Employee shall have the opportunity to earn a bonus in the discretion of the Chief Executive Officer and the Executive Chairman of the Board of the Corporation based on savings in expenses achieved by the Corporation as a result of the Corporation’s employment of Employee.

(iii)Employee shall have the opportunity to earn an annual performance bonus of up to 30% of Employee’s Base Salary.

5.3Restricted Stock Units. The ability to earn up to 35,000 shares of Company common stock through a restricted stock unit grant (the “Restricted Stock Unit Grant”), effective as of the Grant Date, through the Plan. Such Restricted Stock Unit Grant shall vest in four equal installments equal amounts (i.e., 8,750 each) at the yearly anniversary of the Grant Date for each of the first four years of employment with Company, subject to Employee’s achievement of the Key Performance Indicators set forth on Exhibit A hereto for the prior fiscal year, as determined in March of the year following such fiscal year, so long as Employee is still an employee in good standing at the time of each such anniversary, subject to the terms and conditions of the Restricted Stock Unit Award Agreement annexed hereto as Exhibit B.

5.4Benchmark Restricted Stock Units. Eligibility to receive up to an additional 70,000 shares of Company common stock through a restricted stock unit grant (“Benchmark Restricted Stock Unit Grant”), effective as of the Grant Date, pursuant to the terms and conditions of the Restricted Stock Unit Award Agreement annexed hereto as Exhibit B, upon achievement by Company of the following benchmarks: (i) 17,500 restricted stock units, if during calendar year 2022 the last reported closing price of Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $11.00 per share; (ii) 17,500 restricted stock units, if during calendar year 2023 the last reported closing price of Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $11.00 per share; (iii) 17,500 restricted stock units, if during calendar year 2024 the last reported closing price of Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $13.00 per share; and (iv) 17,500 restricted stock units, if during calendar year 2025 the last reported closing price of Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $15.00 per share..

5.5Benefits. The right to receive or participate in all employee benefit programs and perquisites generally established by Company from time to time for employees similarly situated to Employee, subject to the general eligibility requirements and other terms of such programs and perquisites, and subject to Company’s right to amend, terminate or take other similar action with respect to any such programs and perquisites.

5.6Vehicle Allowance. The right to receive a vehicle allowance amounting to
$800 per month.

5.7Vacation and Other Paid Time Off. Four (4) weeks of paid time off, including vacation, sick days and any other paid time off, each year in accordance with then current Company policy. Employee shall be entitled to an additional week of paid time off following the first anniversary of the Commencement Date and another week of paid time off after the third anniversary.

5.8Change in Control. If there is a Change of Control (as defined in the Plan) during the time Employee is still an employee in good standing, all unearned restricted stock units awarded under the Signing Bonus Restricted Stock Unit Grant, the Restricted Stock Unit

Grant and the Benchmark Restricted Stock Unit Grant shall be deemed to have been earned and vested immediately prior to the Change of Control.

6.Termination. This Agreement shall be for at-will employment and shall continue until the occurrence of one of the below events. Upon the termination of Employee’s engagement hereunder, Company shall have no further liability hereunder, except to pay Employee all compensation earned by Employee as of the date of termination and as set forth in this Section 6.

6.1Severance. Upon termination of this Agreement by Company without Cause at any time following the one-year anniversary of the Commencement Date (the “Termination Date”), Company shall:
(i)pay all accrued and unpaid Base Salary and accrued and unused vacation pay, payable within thirty (30) days of the date of termination, and all accrued and vested benefits through the date of termination, payable in accordance with the terms of the applicable benefit plan;
(ii)pay any Annual Bonus for any prior completed fiscal year that has been determined but not paid as of the date of termination, payable within thirty (30) days of the date of termination;
(iii)a pro-rata portion (based on days worked through the date of termination) of the Annual Bonus for the fiscal year of termination that Employee would have earned for such year had employment continued, based on actual performance results for the full annual performance period, payable at the time that annual bonuses are paid to active executives of Company (but in no event later than 75 days after the end of the fiscal year in which termination occurs);
(iv)continued payment (“Severance Pay”) of Employee’s Base Salary, payable in equal installments in accordance with Company’s payroll practices (not less frequently than monthly), for a period of six (6) months after the Termination Date commencing on the first payroll period after Employee executes a general release on behalf of Company in connection with such termination (the “Severance Period”); provided, however, the Severance Pay due to Employee shall be reduced by the amount of any earnings from employment, including self-employment or other contract-for-hire work, earned or received by Employee during the Severance Period;
(v)if Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse, grossed up for any applicable taxes, Employee for the monthly COBRA premium paid by Employee for Employee and Employee’s dependents. Such reimbursement shall be paid to Employee on the fifth (5) of the month immediately following the month in which Employee timely remits the premium payment. Employee shall be eligible to receive such reimbursement until the earliest of: (a) the six (6)-month anniversary of the Termination Date; (b) the date Employee is no longer eligible to receive COBRA continuation coverage; and (c) the date on which Employee receives substantially similar coverage from another employer or other source.
6.2Employee’s engagement and rights hereunder may be terminated as follows:
(i)

By Company for Cause (as defined below), at any time upon written notice;

(ii)By the Employee for “Good Reason” following at least thirty (30) days’ written notice to the Company (which period may be shortened or waived by the party receiving notice);
(iii)By Employee, as the case may be, immediately upon a breach of this Agreement that, if possible to be cured, has gone uncured for at least 30 days following written notice thereof; or

(iv)By Company, following at least thirty (30) days’ written notice to Employee;

(v)By Employee, following at least thirty (30) days’ written notice to Company; or

(iv)    By the written agreement of Employee and Company.

6.3For purposes of this Agreement, “Cause” shall mean:

(i)Employee’s engaging in dishonesty, fraud, misappropriation, or embezzlement with respect to Company or in connection with the performance of his duties;

(ii)Employee’s willful misconduct, recklessness or gross negligence that materially injures Company, whether such harm is economic or non-economic, including, but not limited to, material injury to their respective businesses or reputations;

(iii)Employee’s conviction or plea of guilty or nolo contendere to any felony or to any misdemeanor involving moral turpitude;

(iv)Employee’s continued and willful refusal to follow the reasonable and lawful directives that are assigned to Employee by the Chief Executive Officer or the Board, which, if curable, has not been cured by Employee within thirty (30) days after Employee’s receipt of written notice from Company;

(v)Employee’s breach of any material employment or other policy of Company, including but not limited to sexual harassment, other unlawful harassment, workplace discrimination or substance abuse, as reasonably determined by Company, which, if curable, has not been cured by Employee within thirty (30) days after Employee’s receipt of written notice from Company; or

(vi)Employee’s material breach of this Agreement or any other agreement applicable to Employee, which, if curable, has not been cured by Employee within thirty (30) days after receipt of written notice from Company stating with reasonable specificity the nature of such breach.

6.4As used in this Agreement, “Good Reason” shall mean Employee’s resignation if after twelve (12) months from the Commencement Date, if (i) Employee is not satisfied with his compensation package at that time; or (ii) Employee’s title or duties are materially adversely modified without Employee’s consent.

6.5Upon termination, Employee shall:

(i)Deliver to Company all documents, data, records, and all other materials which are provided by Company to Employee, including any Confidential Information;

(ii)Take all such reasonable actions as shall be requested in writing from time to time by Company consistent with the foregoing and for the orderly transition of the services provided by Employee to either Company or to a new employee, in the discretion of Company.

7.Confidential Information and Competition. Employee has entered into that certain Agreement Regarding Confidential Information and Prohibiting Competition attached hereto as Exhibit C, the terms and conditions of which are hereby incorporated by this reference, and agrees that nothing herein shall limit or restrict the obligations of Employee thereunder or enforcement of the terms thereof. As used herein, the term “Confidential Information” shall have the meaning set forth in the Agreement Regarding Confidential Information and Prohibiting Competition. This Section 7 and the Agreement Regarding Confidential Information and Prohibiting Competition shall survive the termination of this Agreement and Employee’s engagement hereunder.

8.Trade Names and Trademarks. Employee agrees that he will use only such trade names, trademarks or other designations of Company or any simulations thereof as may be authorized in writing by Company. All such use shall be in accordance with Company's instructions and any such authorization may be withdrawn or modified at any time. Employee will, in the event this Agreement is terminated, cease all use of any of Company's trade names, trademarks or other designations or other simulations thereof. Employee will not register or attempt to register or assert any right of ownership in any of Company's trade names, trademarks or other designations or any simulations thereof. Employee shall immediately notify Company in writing upon learning of any potential or actual infringement of any trademark, patent, copyright or other proprietary right owned by or licensed to Company, or of any actual or potential infringement by Company of the rights of any third party.

9.Miscellaneous.

9.1Notices. Any notice required or permitted to be delivered to any party under the provisions of this Agreement shall be deemed to have been duly given (a) upon hand delivery thereof, (b) upon telefax or email and written confirmation of transmission, (c) upon proof of delivery and receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed to each party as follows:

To Company:	200 West Cypress Creek Rd, Suite 220
Fort Lauderdale, FL 33309
Attn: Chief Executive Officer
To Employee:	to the address set forth on the signature page

or to such other address or such other person as any party shall designate, in writing, to the others for such purposes and in the manner set forth in this Section.

9.2Accuracy of Statements. No representation or warranty contained in this Agreement, and no statement delivered, or information supplied to any party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

1.1Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

1.2Binding Effect; Assignment. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns. Except as otherwise provided in this Agreement, no party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other party. Any assignment or delegation of duties in violation of this provision shall be null and void.
1.3Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such amendment.

1.4No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

1.5Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal Employees, successors and assigns may require.

1.6Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

1.7Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

1.8Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

1.9Litigation. If any party hereto is required to take any action or engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such party, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the prevailing party's rights hereunder.

1.10Mediation. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a mediation administered by a mutually agreed upon mediator and, except as set forth below, the cost of any such mediation shall be shared equally by all parties thereto. Any judgment on the award rendered by the mediator(s) may be entered in any court having jurisdiction thereof. During any mediation related to the Agreement, the parties shall continue to perform their respective obligations under this Agreement. The prevailing party in any enforcement of this Agreement shall be entitled to recover all costs and expenses of such enforcement, including costs of litigation, and attorneys’ fees, costs, and expenses, at trial through appeal.
1.11Indemnification; D&O Insurance.

(i)Company hereby agrees to indemnify Employee and to defend and hold him harmless to the fullest extent permitted by law and under the by-laws of Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees at all levels of proceedings), losses, and damages resulting from Employee’s good faith performance of his duties and obligations hereunder. This Section 9.13 shall survive the termination of this Agreement and Employee’s engagement hereunder.

(ii)Company shall purchase and maintain insurance, at its expense, to protect itself and Employee while serving in such capacity to Company or on behalf of Company as an officer or director or employee of any affiliate of Company.

1.12Counterparts. This Agreement may be executed in counterparts and by facsimile and/or e-mail .pdf, each of which shall constitute originals and all of which, when taken together, shall constitute the same original instrument, legally binding all parties to this Agreement.

With full power and authority and intending to be legally bound, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

EMPLOYEE:
By:
Stefan K. Schnopp
Address: 6211 Alton Road, Miami Beach, FL 33140

EXHIBIT A

Key Performance Indicators (KPIs)

[Previously Provided]

EXHIBIT B

RESTRICTED STOCK UNIT AWARD AGREEMENTS

[Previously Provided]

EXHIBIT C
Agreement Regarding Confidential Information and Prohibiting Competition

[Previously Provided]